Exhibit 4.21

COOPERATION AGREEMENT
dated as of
9 August, 2007
between
RECRUIT CO., LTD.
and
51 JOB, INC.

This Cooperation Agreement (“this Agreement”) is entered into this 9th day of August 2007, by and between:
Recruit Co., Ltd. (“Recruit”), a corporation duly organized and validly existing under and by virtue of the laws of Japan, with principal offices at 4-17, Ginza 8-chome Chuo-ku, Tokyo 104-8001, Japan;
- and -
51Job, Inc. (“51Job”), a corporation duly organized and validly existing under and by virtue of the laws of the Cayman Islands, with principal offices at Building 3, No. 1387, Zhang Dong Road, Shanghai 201203, China.
(Recruit and 51 Job are at times individually referred to herein as a “Party” and collectively, as the “Parties.”)
RECITALS:
(A)	Recruit is a recognized leader in the business of printing and distributing free coupon magazines in Japan.

(B)	51 Job is engaged in the business of providing recruitment, training, and HR outsourcing services, and has an established presence in China.

(C)	The Parties have agreed to contribute their expertise and resources to form a holding company (“HoldCo”) under the laws of Japan. HoldCo will act as a holding company for the launching of a company (“OpCo”) to be incorporated under the laws of the People’s Republic of China (“China”), as well as such other companies as the Parties may agree upon in writing (OpCo, together with such other companies, the “Operating Companies”). OpCo will operate as an advertising agent for selected coupon magazines in China.

(D)	The Parties now wish to enter into this Agreement to embody their mutual agreements and covenants concerning the organization and management of HoldCo and the Operating Companies, including, without limitation, their respective rights and obligations as investors therein.
NOW, THEREFORE, the Parties agree as follows:
ARTICLE 1. DEFINITIONS
1.1. Definitions.
The following terms, when used in this Agreement, shall have the following meanings:
“51 Job” has the meaning given to that term in the preamble to this Agreement.
“51 Job Director” has the meaning given to that term in Article 4.2(a).
“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, or is controlled by or under common control with, such Person. As used in this definition, the term “control” (including its correlative meanings “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to affect with respect to the decision of financial affairs or business policies of another Person, whether through ownership of securities or partnership or other ownership interests, by contract or otherwise. Notwithstanding the foregoing, none of HoldCo and the Operating Companies shall be deemed an Affiliate of either Party.
“Agreement” means this Cooperation Agreement.
“Appraiser” means internationally reputable independent valuators reasonably acceptable to both Recruit and 51 Job.
“Articles of Incorporation” means the Articles of Incorporation (Teikan) of HoldCo.
“Bankruptcy Event”, with respect to any Person, shall mean that such Person (i) is dissolved (other than pursuant to a consolidation or merger); (ii) becomes capital deficit, insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (iii) becomes subject to a suspension of payments, or a suspension of transactions by a clearinghouse; (iv) files or becomes subject to a filing of a petition for the commencement of bankruptcy proceedings, civil rehabilitation proceedings or corporate reorganization proceedings under the Bankruptcy Law, the Civil Rehabilitation Law, or the Corporation Reorganization Law or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights; (v) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, or merger); or (vi) is or becomes subject to a provisional attachment (kari-sashiosae), preservative attachment (hozen-sashiosae), or attachment (sashiosae) (or any analogous procedure), or any adjudication that orders an enforcement of a preservative attachment (hozen-sashiosae) or attachment (sashiosae) (or any analogous procedure), with respect to any of its assets (other than deposits held in any account).
“Board” means the board of directors of HoldCo.
“Board Meeting” means a meeting of the Board, including regular meetings and special meetings of the Board.
“Bonds” means the US$ Zero Coupon Unsecured Convertible Bonds with Stock Acquisition Rights to be issued by HoldCo in four trenches, up to the amount equivalent to 40% of CNY 82,000,000, pursuant to and in accordance with the Terms and Conditions of Issuance US$ Zero Coupon Unsecured Convertible Bonds with Stock Acquisition Rights dated 31 August, 2007.
“Business Day” means a day on which banks are open for general banking business in Tokyo, Japan and Shanghai, China.
“Call Notice” has the meaning given to that term in Article 10.2(e).
“Call Procedure” has the meaning given to that term in Article 10.2(e).
“China” has the meaning given to that term in the preamble to this Agreement.
“Confidential Information” means any non-public information of Recruit, 51 Job, HoldCo or any of the Operating Companies, disclosed by or on behalf of one Party to any other Party or its representatives, which relates to the matters contemplated by this Agreement; provided, that Confidential Information shall not include information that (a) is, or becomes, publicly known or available other than through an act of such Party or representative who is the recipient; (b) is in the possession of such Party or representative who is the recipient prior to receipt from the disclosing Party; (c) was independently developed by or on behalf of such Party or representative who is the recipient without any breach of any confidentiality obligation; or (d) was or has become known to such Party or representative who is the recipient independent of any disclosure by the disclosing Party and which has not been wrongfully disclosed to or obtained by such recipient.

“Deadlock” has the meaning given to that term in Article 10.2(b)(i).
“Defaulting Party” has the meaning given to that term in Article 10.2(a).
“Director” means a director of HoldCo (torishimariyaku).
“Directors’ Regulations” means the Directors’ Regulations (torishimariyakukai kitei) of HoldCo.
“Disclosure Law” has the meaning given to that term in Article 8(c).
“Dollar” or “US$” means the lawful currency of the United States of America.
“Effective Date” has the meaning given to that term in Article 2.2(a)(i).
“Governmental Authority” means the Government of Japan, China or any other country or any provincial, state or political subdivision thereof; or any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any stock or commodities exchange, or industry self-regulator.
“HoldCo” has the meaning given to that term in the preamble to this Agreement.
“HoldCo Securities” means any or all Shares and any other equity rights in the capital of HoldCo, or securities capable of conversion or exchange into or carrying a right to purchase or subscribe for any equity rights of HoldCo. For the avoidance of doubt, the term “HoldCo Securities” shall include the Bonds.
“Indemnified Party” has the meaning given to that term in Article 10.2(d).
“Japanese Company Law” means the Corporation Law of Japan., as amended.
“Negotiation Period” has the meaning given to that term in Article 10.2(c).
“Non-Defaulting Party” has the meaning given to that term in Article 10.2(a).
“OpCo” has the meaning given to that term in the preamble to this Agreement.
“Operating Companies” has the meaning given to that term in the preamble to this Agreement.
“Operating Company Director” has the meaning given to that term in Article 4.8(a).
“Percentage Interest” means (a) with respect to Recruit, sixty percent (60%), and (b) with respect to 51 Job, forty percent (40%) calculated on a fully-diluted basis after stock acquisition rights are exercised.
“Person” means any individual, partnership, firm, trust, association, corporation, joint venture, unincorporated organization or other business entity.
“Put Notice” has the meaning given to that term in Article 10.2(e).
“Put Procedure” has the meaning given to that term in Article 10.2(e).
“Recruit” has the meaning given to that term in the preamble to this Agreement.
“Recruit Director” has the meaning given to that term in Article 4.2(a).

“Regulatory Approvals” shall mean each consent, waiver, approval or authorization of, or filing, registration or qualification with, or notice to, any Governmental Authority which is required to be made or obtained to fully comply with applicable law in connection with the execution, delivery or performance of the obligations of any Person under this Agreement.
“Renminbi” or “CNY” means the lawful currency of the People’s Republic of China.
“Representative Director” means the representative director of HoldCo (daihyo torishimariyaku).
“Reserved Matter” has the meaning given to that term in Article 4.7(c).
“Shareholders” shall mean the registered shareholders of HoldCo.
“Shareholders’ Meeting” means a meeting of the shareholders of HoldCo, including general and special meetings of shareholders.
“Shares” means shares in the capital stock of HoldCo.
“Termination Notice” has the meaning given to that term in Article 10.2(c).
“Transfer” means (i) the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, or grant of an option or other right to purchase or acquire, any of the Shares or the Bonds, or any interest therein, whether voluntary or involuntary, or (ii) entering into any agreement in respect of any of the foregoing. The term “Transfer” used as a verb has a correlative meaning.
“Yen” or “JPY” means the lawful currency of Japan.
1.2. Interpretation
In this Agreement, unless the context otherwise requires:
(a)	words importing the singular number shall include the plural and vice versa, and words importing the masculine shall include the feminine and neuter gender and vice versa;

(b)	any reference to Articles or Exhibits is a reference to the articles of and exhibits to this Agreement;

(c)	any reference to any document, instrument or agreement shall (i) include all exhibits, schedules and other attachments thereto, (ii) include all documents, instruments or agreements issued or executed in replacement thereof, and (iii) mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time in accordance with the terms thereof and in effect at any given time;

(d)	the headings to the Articles and paragraphs of this Agreement are inserted for ease of reference only and shall not affect the interpretation thereof or of this Agreement;

(e)	any reference to “writing” or cognate expressions includes a reference to telex, cable, facsimile transmission, electronic mail or comparable means of communication;

(f)	any reference to a person or entity includes its permitted successors and assigns;

(g)	the words “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation,” whether or not so followed;

(h)	the words “hereof,” “herein” and “hereunder” and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document;

(i)	any reference to “days” shall mean calendar days, unless the term “Business Days” is used; and

(j)	this Agreement is the result of negotiations between, and has been reviewed by, Recruit, 51 Job and their respective advisors. Accordingly, this Agreement shall be deemed the product of both Parties, and no ambiguity shall be construed in favor of or against either Party.
ARTICLE 2. HOLDCO AND OPCO
2.1. Purpose.
(a)	HoldCo shall be organized as a holding company organized under the laws of Japan. The primary purpose of HoldCo is to cause the formation of and to invest in the shares of OpCo and such other Operating Companies as the Parties may agree on.

(b)	OpCo shall be organized as a company under the laws of the People’s Republic of China, with the primary purpose of engaging in the business of printing and distributing free coupon magazines in China, as well as the solicitation of advertisements in such magazines.

(c)	HoldCo and OpCo shall also engage in such other related businesses as the Parties may agree upon from time to time.
2.2. Share Capital and Financing.
Subject to the terms and conditions of this Agreement, Recruit and 51 Job shall provide their respective Percentage Interests of HoldCo’s funding requirements (respectively in the amounts of JPY which shall be CNY49,200,000, and US$ which shall be CNY32,800,000) as follows:
(a)	Recruit shall cause HoldCo to be organized with 5600 authorized shares of capital stock. Recruit hereby confirms that (i) it will have subscribed and fully paid for 600 Shares with an aggregate capital value of JPY, which shall be 60% of CNY22Million at an exchange rate on 7 August 2007, by 31 August 2007 or such other date as the Parties may agree upon in writing (the “Effective Date”), and (ii) no later than 31 August 2008 or such other date as the Parties may otherwise agree in writing, Recruit shall subscribe and fully pay for additional Shares with an aggregate stated value of JPY equivalent to 60% of CNY 20 Million, (iii) no later than 31 August 2009 or such other date as the Parties may otherwise agree in writing, Recruit shall subscribe and fully pay for additional Shares with an aggregate stated value of JPY equivalent to 60% of CNY 20Million, (iv) no later than 31 August 2010 or such other date as the Parties may otherwise agree in writing, Recruit shall subscribe and fully pay for additional Shares with an aggregate stated value of JPY equivalent to 60% of CNY 20Million.

(b)	51 Job hereby agrees that: (i) on the Effective Date, 51 Job shall subscribe and fully pay for Bonds with an aggregate stated value of US$, which shall be 40% of CNY22Million at an exchange rate on 7 August 2007, (ii) no later than 31 August 2008 or such other date as the Parties may otherwise agree in writing, 51 Job shall subscribe and fully pay for additional Bonds with an aggregate stated value of US$ equivalent to 40% of CNY 20 Million, (iii) no later than 31 August 2009 or such other date as the Parties may otherwise agree in writing, 51 Job shall subscribe and fully pay for additional Bonds with an aggregate stated value of US$ equivalent to 40% of CNY 20Million, (iv) no later than 31 August2010 or such other date as the Parties may otherwise agree in writing, 51 Job shall subscribe and fully pay for additional Bonds with an aggregate stated value of US$ equivalent to 40% of CNY 20Million.

(c)	The Parties agree that if, notwithstanding their respective subscriptions for Shares and Bonds as set forth in Articles 2.2(a) and 2.2(b) above, the total funding made available to OpCo shall be less than the amount of CNY 82,000,000, the Parties shall cause HoldCo to make available to OpCo such financial assistance or security or other credit support to ensure that the total funding made available to OpCo shall be equivalent to CNY 82,000,000.

(d)	Any issuance of HoldCo Securities that will result in the aggregate value of all HoldCo Securities outstanding after such issuance to exceed the amount of CNY 82,000,000 (or its equivalent) shall require the prior written approval of both Parties.

(e)	Except as the Parties may otherwise agree upon in writing, HoldCo may not, following the Parties’ respective subscriptions to Shares and Bonds as provided for in Article 2.2(a) and (b) above, issue additional HoldCo Securities in the form of either Shares or Bonds without at the same time issuing pro rata (i.e., in proportion to the total par or stated value of all HoldCo Securities then outstanding) HoldCo Securities of the other class. In the event of any such issuance of additional HoldCo Securities, (i) the additional HoldCo Securities to be issued to 51 Job shall consist of additional Bonds, and (ii) the additional HoldCo Securities to be issued to Recruit shall consist of Shares.

(f)	Except as the Parties may otherwise agree upon in writing, any and all funds received by HoldCo from the Parties shall be used primarily to invest in shares in subscribing for the registered capital of the OpCo or providing shareholder loans to OpCo.
ARTICLE 3. ADDITIONAL CAPITALIZATION AND FINANCING
3.1 Authorized Capital and Contribution.
Subject to Article 2.2(e), HoldCo may issue additional HoldCo Securities in order to comply with the requirements of any Governmental Authority or applicable laws, or as may from time to time be approved by the Shareholders and the Board in accordance with this Agreement in order to meet the funding requirements of OpCo.
3.2 Additional Funding Requirements
(a)	HoldCo, OpCo and any other Operating Company shall to the extent possible independently obtain all credit facilities from third Persons necessary to meet their respective working capital requirements and debt obligations.

(b)	If any Operating Company requires funding in excess of that originally contemplated by the Parties (including, in the case of OpCo, the funding requirements set out in Article 2.2), and HoldCo and such Operating Company are unable to obtain such additional funding on an independent basis, the Parties shall exert their best efforts to make available to such Operating Company appropriate financial assistance or security or other credit support to enable the Operating Companies to obtain such credit facilities. Any additional funding or credit support to be provided by the Parties shall be borne by them in proportion to their respective Percentage Interests; provided, however, that HoldCo has a sole discretion to determine the method to obtain the funding or credit support, which may include additional subscriptions to shares in the capital stock of the relevant Operating Company or loans or other credit facilities obtained by such Operating Company from banks or other financial institutions.

(c)	For the avoidance of doubt, nothing in this Article 3.2 shall be interpreted as requiring any Party to extend debt financing to, make contributions to the equity of, or issue any guarantee, security or other credit support for the financing requirements of, any Operating Company.

ARTICLE 4. OPERATION AND MANAGEMENT
4.1. Operation of HoldCo.
The overall management and control of the business and affairs of HoldCo (including, without limitation, the Reserved Matters) shall be vested in the Board, unless otherwise provided in this Agreement, the Articles of Incorporation or under the Japanese Company Law, or otherwise resolved in any Shareholders’ Meeting. As provided under Section 4.3 hereof and subject to the Japanese Company Law, the Representative Director shall be responsible for the daily operation of HoldCo.
4.2. Directors.
(a)	Unless otherwise agreed by the Shareholders in accordance with this Agreement and the Japanese Company Law, the Board shall be comprised of five members. For so long as Recruit and 51 Job hold their respective Percentage Interests of all outstanding HoldCo Securities, three Directors shall be nominees of Recruit (each a “Recruit Director”) and two Directors shall be nominees of 51 Job (each a “51 Job Director”).

(b)	In the event of any Transfer of HoldCo Securities by an Party or any other occurrence that dilutes the percentage of outstanding HoldCo Securities held by that Party (such that the percentage of outstanding HoldCo Securities held by such Party is less than its Percentage Interest), the number of directors that such Party may nominate shall be reduced to such number as corresponds to such Party’s proportionate interest in the total outstanding HoldCo Securities after the Transfer, and such Party shall cause the corresponding number of its nominees to the board of directors to resign as directors. In the event of any Transfer of HoldCo Securities to a Party or any other occurrence that increases the percentage of outstanding HoldCo Securities held by such Party (such that the percentage of outstanding HoldCo Securities held by it exceeds its Percentage Interest), the number of Directors that such other Party may nominate shall be increased by such number as will result in such Party’s being able to nominate a number of Directors that corresponds to such Party’s proportionate interest in the total outstanding HoldCo Securities after the Transfer.

(c)	Any Director may be removed for cause and by the procedures in accordance with the Japanese Company Law; provided, however, that (i) without prior written consent from 51 Job, any 51 Job Director may not be removed and (ii) without prior written consent from Recruit, any Recruit Director may not be removed. In addition, each Party shall have the right, in its sole discretion, to remove its own nominee Directors at any time, and the other Party agrees to take such other steps as are within its power in order promptly to remove such Director.

(d)	In the case of a vacancy in the Board for any reason (including removal pursuant to the preceding paragraph), the vacancy shall be filled by the Party having the right to nominate the Director previously occupying the position left vacant, and the other Party agrees to take such steps to cause the election of the individual so nominated, unless such individual is disqualified by law from acting as a Director.
4.3. Representative Director
HoldCo’s day-to-day operations will be managed by a single Representative Director to be nominated by the Board. Each Party shall cause the Directors nominated by it to cause the Board to appoint the Representative Director nominated by the Board. The Representative Director shall manage HoldCo’s day-to-day operations in accordance with this Agreement, the Japanese Company Law, the Articles of Incorporation, the Director’s Regulations and applicable resolutions of the Board.

4.4 Statutory Auditors.
HoldCo shall have one statutory auditor to be nominated by the Board and approved by a Shareholders’ Meeting. Each Party shall approve, and shall cause its nominee Directors to approve, the appointment of the statutory auditor nominated by the Board.
4.5 Shareholders’ Meetings.
An annual General Shareholders’ Meetings shall be held in June of each calendar year or at another time as determined by the Board, but no later than the expiry of a period of three months after the calendar year concerned. Special Shareholders’ Meetings may be held from time to time as convened by the Board. Annual and Special Shareholders’ Meetings shall be held at the registered office of HoldCo or any other place determined by the Board.
4.6. Board Meetings.
(a)	Board Meetings shall be convened by a Director designated in the Directors Regulations.

(b)	Regular Board Meetings shall be held in person at least once three (3) months. Special Board Meetings may be convened and held in person upon request by a Director designated in the Directors Regulations. All Board Meetings shall be held at the registered office of HoldCo or at Shanghai, China, unless the Representative Director otherwise directs. Any Board Meeting may be held by telephone or video conferencing whereby all persons participating in the meeting can communicate with each other if approved by all Directors. Participation in such a telephone or video conference shall constitute attendance in person at a Board Meeting.

(c)	At least three (3) days’ prior written notice of any Board Meeting shall be given to each Director. Notwithstanding the preceding sentence, a shorter period of notice may be given if so provided in the Articles of Incorporation.
4.7. Actions of the Board; Quorum; Reserved Matters.
(a)	Each Director shall have one vote at Board Meetings.

(b)	A majority of the number of Directors shall constitute a quorum for a meeting of the Board, unless otherwise provided in the Articles of Incorporation.

(c)	Resolutions shall be adopted in a duly convened and constituted Board meeting by an affirmative vote of a majority of the Directors appear on the meeting, or as otherwise provided in the Articles of Incorporation, except for any matter listed in Exhibit A (a “Reserved Matter”), the resolutions involving which require an unanimous affirmative vote of all Directors of the Board.
4.8 Operation and Management of Operating Companies.
(a)	The overall management and control of the business and affairs of the Operating Companies shall be vested in a single representative director to be appointed for each Operating Company (each a “Operating Company Director”), unless otherwise vested in the shareholders meetings of such Operating Company pursuant to this Agreement, the articles of incorporation of such Operating Company or Chinese law. Each Operating Company Director shall be appointed by the board of directors.

(b)	The act of any Operating Company Director shall be valid as a corporate act binding upon the relevant Operating Company.

(c)	The provisions of Articles 4.2(b), 4.2(c), 4.3, 4.4 and 4.5 above shall apply mutatis mutandis to the operation and management of each Operating Company; provided, that all references therein to Tokyo, Japan and to laws of Japan shall be construed as references to the laws of the jurisdiction under whose laws the Operating Company in question was incorporated.
4.9 Unanimous Decision by the Shareholders.
Both Parties agree that to the extent the Reserved Matter should only be approved by the unanimous decision by the Shareholders.
ARTICLE 5. ACCOUNTING MATTERS; REPORTS
5.1.	Books and Records.
Subject to the requirements of applicable laws and regulations, (a) HoldCo and OpCo shall each hold their respective accounting books and records (kaikei-chobo) and all documents and papers pertaining to their respective businesses at their respective registered principal offices, and (b) such accounting books, records, documents and papers shall at all reasonable times shall be open to the inspection of, and may be copied and excerpts taken therefrom by, either Party or its duly authorized representative, provided that such inspection is made in good faith and on a reasonable basis. The accounting books and records shall be kept either in written form or in any other form capable of being converted into written form. The accounting books and records of HoldCo or OpCo shall be kept on a fiscal year basis in accordance with generally accepted accounting principles in Japan or China, as appropriate.
5.2. Financial Reporting.
(a)	As soon as practicable after the end of each quarterly period of each fiscal year, but in any event no later than 30 days after the end of such quarterly period, the Parties (through their nominee Directors) shall cause the respective boards of directors of HoldCo and OpCo to cause the preparation and delivery to each Party of the following financial reports: (i) a profit and loss statement for the preceding quarterly period, (ii) a balance sheet as of the end of the preceding quarterly period and (iii) a statement comparing the financial results for the preceding quarterly period with the budgeted or forecast results for such period. Any and all costs and expenses incurred in connection with the preparation and delivery of such financial reports shall be for the account of and paid by the company being reported on.
5.3. Fiscal Year.
The fiscal year of HoldCo and of each Operating Company shall commence on 1 April and end on 31 March of each year.
ARTICLE 6. RESTRICTIONS ON TRANSFER
Neither Party may Transfer or suffer to exist any lien, pledge or other encumbrance on any of its HoldCo Securities or any interest therein, except as otherwise agreed to in writing by the other Party.
ARTICLE 7. REPRESENTATIONS AND WARRANTIES
Each Party represents and warrants to the other Party that:
(a)	it is duly incorporated and in good standing (to the extent that this concept applies) in the jurisdiction of its incorporation;

(b)	it has full corporate power to own property and to carry on its business as presently conducted; it has been and is conducting its business in compliance with all applicable laws and regulations;

(c)	the entry into and performance of this Agreement does not constitute a breach of any obligation (including any statutory, contractual or fiduciary obligation), or default under any agreement or undertaking, by which it is bound; nor the entry into or performance of this Agreement requires any approval or consent from any third party, or such approval or consent has been obtained from or effectively waived by such third party;

(d)	it is solvent and no winding-up, bankruptcy or insolvency proceedings have been commenced against it and no order of any court or supervisory authority having jurisdiction for the appointment of a receiver or trustee or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings shall be in force;

(e)	there are no actions, suits or proceedings pending or, to its knowledge, threatened, against it before any Governmental Authority, which shall have any adverse effect to the execution and performance by it of this Agreement.
ARTICLE 8. CONFIDENTIALITY
(a)	Each Party hereby acknowledges and agrees that it will have access to, or become acquainted with, the Confidential Information of the other Party and that the Confidential Information of the other Party constitutes valuable trade secrets of such Party. Each Party shall:
(i)	use Confidential Information only for purposes of performing this Agreement;

(ii)	absent prior express written consent of the other Party, disclose on a need-to-know basis Confidential Information only to (x) its officers, employees, in-house and outside legal counsels and (y) consultants engaged in assisting in performing the Agreement; without any prejudice to the generality of the foregoing and subject to the requirements under this Article 8, either Party may disclose Confidential Information to its affiliate company, and its officers, employees, in-house and outside legal counsels and other professionals for the purpose of negotiating and performing this Agreement; and

(iii)	not reproduce, or permit to be reproduced, any document in human-readable or any other form containing Confidential Information, except as necessary for performing the Agreement.
(b)	Each person to whom a Party discloses Confidential Information of the other Party shall be advised of its confidential status and shall agree to maintain the confidentiality of such Confidential Information.

(c)	Notwithstanding the foregoing, either Party may disclose Confidential Information to the extent required by law, regulation or court order or applicable rules of any securities exchange or over-the-counter market (collectively, “Disclosure Law”). In such event, (i) the disclosure shall extend only to information whose disclosure is required by Disclosure Law, (ii) the Party making such disclosure shall (to the extent permitted by Disclosure Law) promptly and before disclosure notify the other Party of the proposed disclosure, and (iii) the Party making such disclosure shall use reasonable efforts to seek from the disclosee confidential treatment of the information to be disclosed. No information shall be divested of its status as Confidential Information by virtue of disclosure per se as required by Disclosure Law.

(d)	Nothing in this Agreement shall interfere with a Party’s development, disclosure or use of its own Confidential Information.
ARTICLE 9. NON-COMPETITION
(a)	The Parties shall not, and shall procure that their respective directors, officers, and Affiliates shall not, directly or indirectly:
(i)	from the date of this Agreement and for a term of three years from the termination or expiration thereof, engage in or make any investment in any business in competition with OpCo or its Affiliates within the People’s Republic of China; and

(ii)	from the date of this Agreement and for a term of three years from the termination or expiration thereof, whether on its own behalf or jointly with or on behalf of any other person in connection with any business substantially similar to, the same as or in direct competition with the business of OpCo or its Affiliates: (x) canvas, solicit or attempt to entice away any person who has at any time during the period of twelve months prior to the termination or expiration of this Agreement been a client of OpCo or its Affiliates, or (y) do anything which may or is calculated to harm the goodwill of OpCo or its Affiliates.
(b)	The provisions of Articles 9(a)(i), 9(a)(ii)(x) and 9(a)(ii)(y) are separate and severable and shall be enforceable accordingly.
ARTICLE 10. TERM AND TERMINATION
10.1 Effectiveness.
This Agreement shall take effect upon its execution.
10.2 Termination.
(a)	This Agreement may be terminated by either Party (the “Non-Defaulting Party”) for any of the following reasons:
(i)	if the other Party (the “Defaulting Party”) is the subject of a Bankruptcy Event;

(ii)	if the Defaulting Party consolidates with, or merges into, or transfers all or substantially all its assets to, another Person and, at the time of such consolidation, merger or transfer, the resulting, surviving or transferee Person fails to assume all the obligations of Defaulting Party under this Agreement;

(iii)	if the Defaulting Party defaults in the due performance or observance by it of any material term, covenant or agreement contained in this Agreement, or is otherwise guilty of any breach in any material respect of any material representation or warranty made by it hereunder, and such default or breach continues unremedied for a period of 30 days after receipt of notice thereof from the Non-Defaulting Party; or

(iv)	if the Defaulting Party or any of its shareholders seeks or becomes subject to proceedings to cause the forfeiture, revocation or suspension of a license, registration or other Regulatory Approval held by such Person, and such event, in the reasonable judgment of the Non-Defaulting Party, would have a material adverse effect on the business, operations or prospects of HoldCo or the ability of HoldCo to perform its obligations under this Agreement.
(b)	This Agreement may also be terminated by either Party:
(i)	if any event occurs or situation arises with respect to the business of HoldCo or OpCo as to which the members of the Board or the Shareholders are divided, such division prevents such Persons or body from taking any action with respect to the business of HoldCo (any such division herein referred to as a “Deadlock”) and such Persons or body are unable to resolve such Deadlock within 90 days after such Persons or body have become aware of the occurrence of such Deadlock; or

(ii)	upon the occurrence or threat of a Bankruptcy Event in respect of HoldCo or OpCo (as determined by the terminating Party in its reasonable discretion).
(c)	Early termination of this Agreement as a result of one or more events set forth under Articles 10.2(a) or 10.2(b) shall be effected as follows: (1) a Party having the right to terminate this Agreement shall give the other Party written notice of its intention to terminate this Agreement, which notice shall specify the event or events giving rise to such right to terminate (a “Termination Notice”) and (2) during the 30-day period following such Termination Notice (the “Negotiation Period”) the Parties shall in good faith conduct negotiations and endeavor to resolve the cause for such Termination Notice. If the Parties do not agree to a solution by the end of the Negotiation Period, the Parties will proceed the following procedures: (1) in case both Parties hold the Shares, the Parties will proceed to the Call or Put Procedure set forth in Article 10.2(e), and except as otherwise provided herein, this Agreement shall remain in full force and effect until, and shall terminate only upon, the completion of such Call or Put Procedure, and (2) in case either Party holds the Shares but the other Party holds the HoldCo Securities other than Shares, this Agreement shall be terminated at the 10th day after the end of the Negotiation Period, unless otherwise the Party having the HoldCo Securities other than Shares, may acquire the Shares through its exercise of right to convert or exchange into, or purchase or subscribe for the Shares during that period (in such case, the procedures stipulated in (1) above shall apply).

(d)	If this Agreement shall be terminated as a result of one or more events set forth under Article 10.2(a), the Party having the right to terminate this Agreement (the “Indemnified Party”) shall be indemnified, protected, saved and held harmless by the other Party, from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including, without limitation, reasonable fees and disbursements of counsel incurred in connection therewith) incurred by the Indemnified Party arising out of or in connection with such events, except to the extent that the Indemnified Party’s own bad faith, willful misconduct or gross negligence contributes to such loss, liability, damage claim or expense.

(e)	In case of early termination of this Agreement pursuant to Article 10.2(a) and (c), a procedure shall be initiated pursuant to which the Non-Defaulting Party may, by delivering written notice to the Defaulting Party no later than 10 Business Days from the end of the Negotiation Period, require the Defaulting Party to sell all, but not less than all, of the Shares owned by the Defaulting Party to the Non-Defaulting Party at the eighty percent (80%) of the then-current fair market value of Shares (such notice, the “Call Notice” and such procedure, the “Call Procedure”).

In case of early termination of this Agreement pursuant to Article 10.2(b) and (c) (except for the case (2) of second paragraph of Article 10.2(c)), a procedure shall be initiated pursuant to which the Party that is terminating this Agreement may, by delivering written notice to the other Party no later than 10 Business Days from the end of the Negotiation Period, require the non-terminating Party to buy all, but not less than all, of the Shares owned by the terminating

Party to the non-terminating Party at the then-current fair market value of Shares (such notice, the “Put Notice” and such procedure, the “Put Procedure”); provided, that in either case, the fair market value of Shares shall be determined by the Appraiser based on the then-current net asset value of HoldCo.

In case both Parties serve its own Put Notice to the other Party in accordance with the provisions hereof, the Party who has the minority equity interest in the HoldCo shall prevail.

(f)	The purchase and sale of Shares pursuant to Article 10.2(e) shall occur on the later of (i) the 90th day after the date of the Call or Put Notice (or in the event such day is not a Business Day, on the next succeeding Business Day) and (ii) the 10th Business Day after all Regulatory Approvals required in connection therewith shall have been obtained, and payment for such Shares purchased shall be made by wire transfer to the bank account specified by the seller of such Shares at a closing to be held at such place as shall be designated by the purchaser of such Shares upon seven Business Days’ prior written notice, which notice may only be given contemporaneously with or subsequent to the date on which such election has been made or has been deemed to have been made.

(g)	Upon the consummation of a Call or Put Procedure pursuant to Article 10.2(f), each Party shall, at the request of any other Party, at any time and from time to time promptly execute and deliver, or cause to be executed and delivered, to such requesting Party all such further instruments and take all such further action as may be reasonably necessary or appropriate to consummate the Call or Put Procedure, including but not limited to obtaining all necessary Regulatory Approvals and submitting all necessary applications and reports in connection therewith.
10.3 Termination by Consent.
This Agreement may be terminated by the written consent of both Parties.
10.4 Automatic Termination.
This Agreement shall automatically terminate, with respect to any Party, immediately on the date on which that Party ceases to hold any of the outstanding HoldCo Securities.
10.5. Survival.
Articles 10.2(d) through 10.2(g), 10.3, 17 and 22 shall survive any termination or expiration of this Agreement.
ARTICLE 11. COMPLIANCE WITH AGREEMENT
Each of the Parties agrees to take all actions, including without limitation, (i) amending the Articles of Incorporation, (ii) causing the Directors nominated by it to vote at any Board Meeting, and (iii) voting any Shares held by it at any Shareholders’ Meeting, necessary or appropriate to give effect to the agreements, covenants, restrictions and policies in this Agreement.
ARTICLE 12. CONFLICT
The Parties agree to take all necessary actions to cause HoldCo to adopt Articles of Incorporation reflecting the terms and conditions of this Agreement. In the event of any conflict between this Agreement and the Articles of Incorporation, this Agreement shall prevail as between the Parties.

ARTICLE 13. COSTS
(a)	Each Party will bear its own costs and expenses of all attorneys, brokers, investment bankers and agents engaged by it incurred in the preparation and execution of this Agreement.

(b)	All expenses related to the incorporation of HoldCo (including, but not limited to, legal and documentation costs and expenses) incurred prior to such incorporation and paid by any Party shall be reimbursed in full by HoldCo to that Party no later than sixty (60)days from the Effective Date.
ARTICLE 14. NO PARTNERSHIP OR AGENCY
Nothing in this Agreement shall be deemed to constitute a partnership or joint venture between the Parties or constitute any Party the agent of any other Party for any purpose or entitle a Party to commit or bind any other Party in any manner.
ARTICLE 15. ENTIRE AGREEMENT
This Agreement sets forth the entire agreement and understanding between the Parties with respect to the subject matter hereof.
ARTICLE 16. MUTUAL CONSULTATION AND GOODWILL
The Parties confirm their intention to promote the best interests of each Operating Company and to consult each other on all matters materially affecting the development of each Operating Company’s business. Each Party shall act in good faith to promote the success of each Operating Company.
ARTICLE 17. NOTICES
All notices, consent, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by internationally recognized overnight courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number or person as a Party may designate by notice to the other Parties)

If to Recruit, to:	4-17, Ginza 8-chome Chuo-ku, Tokyo 104-8001, Japan Attention: Mr. Tomomasa Matsumoto Email address: tomomasa_matsumoto@r.recruit.co.jp Fax No.: 81-3-3575-7086 Telephone No.: 81-3-3575-5886

If to 51 Job, to:	Building 3, No. 1387, Zhang Dong Road, Shanghai 201203, P.R. China Attention: Mr. Rick Yan Email address: rick@51job.com Fax No.: 86-21-6879-6233 Telephone No.: 86-21-6160-1888

ARTICLE 18. PUBLICITY
The Parties will confer with each other prior to the issuance of any reports, statements or releases pertaining to this Agreement and the transactions contemplated hereby. No such report, statement or release shall be issued without the consent of both Parties, which consent shall not be unreasonably withheld.
ARTICLE 19. COUNTERPARTS
This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.
ARTICLE 20. LANGUAGE
This Agreement has been prepared in the English language. Any translations shall have no legal effect.
ARTICLE 21. GOVERNING LAW
This Agreement shall be governed by, and construed in accordance with the laws of Japan without regard to its principles of conflicts of laws.
ARTICLE 22. DISPUTE RESOLUTION
22.1. Resolution of Disputes.
The Parties will attempt to resolve any disputes relating to any Operating Company or arising out of the provisions of this Agreement (including any disagreement concerning the validity, enforceability or interpretation of this Agreement) through amicable and good faith discussions. If a dispute arises among the Parties then each of the Parties shall engage in amicable and good faith discussions to attempt to resolve such dispute.
22.2. Litigation.
In the event of any dispute relating to this Agreement or the interpretation of any provision contained herein which the Parties are unable within a reasonable period of time to settle amicably as provided in Article 23.1 above, then, any Party may submit the matter to the exclusive jurisdiction of the Tokyo District Court.
ARTICLE 23. SUCCESSORS AND ASSIGNS
This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the respective Parties; provided, that neither Party may transfer any right or obligation or suffer to exist any lien or pledge under this Agreement except with the prior written consent of the other Party.
ARTICLE 24. WAIVERS AND AMENDMENTS
No amendment or other modification to this Agreement shall be effective unless it is in writing and signed by each of the Parties. Any Party may by written instrument waive compliance by the other Party with any of the covenants or agreements contained in this Agreement, provided that no such waiver shall be effective against any Party unless such waiver shall be in writing and signed by such Party. Any delay in or failure on the part of one Party to insist, in any one instance or more, upon strict performance by any other Party of any of the terms or conditions of this Agreement, or to exercise any right or privilege herein conferred, shall not be construed as a waiver of any such terms, conditions, rights or privileges but the same shall continue and remain in full force and effect.
ARTICLE 25. SPECIAL CONSULTATION
The Parties acknowledged that Recruit or HoldCo shall pay the consultation fee when 51 Job provides the special consultation to Operating Companies in relation to those operations of the business in the People’s Republic of China.

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement on the date and at the place first above written.

Recruit: [Recruit]
By:	/s/ Hitoshi Kashiwaki
Name:
Title:

51 Job: [51 Job]
By:	/s/ Rick Yan
	Name:	Rick Yan
	Title:	President & CEO

Exhibit A
Reserved Matters
I.	Managerial matters

1.	Amendment of HoldCo’s Articles of Incorporation;

2.	Transfer or any other disposal of all or a material portion of HoldCo or OpCo’s business or assets including any intellectual property rights or governmental license, permit or approval;

3.	Any contract the value amount of which is in excess of CNY 10,000,000;

4.	Any debt arrangement of HoldCo;

5.	Any transaction of HoldCo or OpCo with an Affiliate of any Party, the value amount of which is in excess of CNY 10,000,000;

6.	Amendment of business plan which makes the total cost required by the OpCo exceeds cumulative financing requirement of CNY82,000,000;

7.	Absorption-type merger in which the HoldCo merges into another corporation and ceases to exist (kyusyu gappei), an incorporation-type merger (shinsetsugappei), absorption-type demerger (kyusyu bunkatsu), an incorporation-type demerger (shinsetsu bunkatsu), a share exchange (kabushiki koukan) or a share transfer (kabushiki iten); and

8.	Establishment of any new subsidiary of HoldCo, the sale or acquisition of a majority equity interest in any direct or indirect subsidiary of HoldCo or OpCo.

II.	Financial matters

1.	Issuance, delivery or allotment of HoldCo’s new shares, stock acquisition rights, convertible bonds or securities capable of being converted into, exchanged with or used to acquire the foregoing; and

2.	Decrease HoldCo’s capital, or decrease HoldCo’s legal reserve.

AMENDMENT TO COOPERATION AGREEMENT
This amendment (“this Amendment") is entered into this 27 March, 2008 by and between Recruit and 51 Job to amend the Cooperation Agreement dated August 9, 2007 entered into by and between Recruit and 51 Job (the “Cooperation Agreement"). Capitalized terms used but not otherwise defined in this Amendment shall have the respective meanings assigned to them in the Cooperation Agreement.
1.	Article 1.1. of the Cooperation Agreement is hereby amended by:
(a)	Replacing the definition of “HoldCo” with the following:

“‘HoldCo’ means Kabushiki Kaisha Arealink, a corporation duly organized and validly existing under and by virtue of the laws of Japan, with its principal place of business at 8-4-17 Ginza, Chuo-ku, Tokyo, 104-0061, Japan.”

(b)	Adding the following new definition in the proper alphabetical order:

“‘Loan’ means any or all of the loans to be extended in US$ by 51 Job to HoldCo in four tranches up to the total amount equivalent to 40% of CNY 82,000,000, in accordance with Article 2.2(b) hereof. For the avoidance of doubt, a Loan is not a bond or any other type of securities under Japanese Law.

(c)	Adding the following new definition in the proper alphabetical order:

“‘Loan/Share Issuance Agreement’ means the “Agreement regarding Loan and Issuance, Etc. of Shares” (Loan oyobi kabushiki no hakkou-tou ni kansuru keiyaku-sho) dated 27 March, 2008 entered into by 51 Job and HoldCo.”

(d)	Replacing the entire definition of “HoldCo Securities” with the following:

“‘HoldCo Securities’ means any or all Shares or any other securities capable of conversion or exchange into or carrying a right to purchase or subscribe for any Shares or equity securities of HoldCo. For the avoidance of doubt, the term “HoldCo Securities” does not include any Claim or Loan.”

(e)	Adding the following new definition in the proper alphabetical order:

“‘Claim’ means any or all of (i) the right of 51 Job entitling it to require HoldCo to newly issue or dispose of a certain number of Shares to 51 Job and entitling 51 Job to subscribe for such Shares in accordance with Section 8, Chapter 2, Book 2 of the Japanese Company Law, as provided under Section (1) of the “Terms and Conditions of the Issuance” (hakkou youkou) attached to the Loan/Share Issuance Agreement, and (ii) other rights of 51 Job entitling it to require HoldCo to newly issue or dispose of additional Shares to 51 Job and entitling 51 Job to subscribe for such Shares in accordance with Section 8, Chapter 2, Book 2 of the Japanese Company Law, as granted to 51 Job hereunder, including under Article 2.2(b)(ii), (iii) and (iv) and Article 2.2(e) hereof. For the avoidance of doubt, a Claim is not a stock acquisition right (shinkabu-yoyaku-ken) defined under the Japanese Company Law or any other type of securities under Japanese law.”

(f)	Deleting the definition of “Percentage Interest” and replacing it with the following new definition in the proper alphabetical order:

“‘Funding Percentage’ means (i) with respect to Recruit, sixty percent (60%) and (ii) with respect to 51 Job, forty percent (40%).”

(g)	Replacing the definition of “Transfer” with the following:

“‘Transfer’ means (i) the direct or indirect sale, assignment, transfer, creation of encumbrance or other disposition of, or grant of an option or other right to purchase or acquire, any Shares, Loans or Claims, or any interest therein, as the case may be, whether voluntary or involuntary, or (ii) entering into any agreement in respect of any of the foregoing. The term “Transfer” used as a verb has the correlative meaning.”

(h)	Adding the following new definition in the proper alphabetical order:

“‘Fully Diluted Basis’ means on a fully diluted basis regarding the Shares, on the assumption that (i) all of the issued and outstanding HoldCo Securities (other than the Shares) have been exercised, exchanged or converted into Shares by the holder thereof and that (ii) the Claim(s) held by 51 Job have all been exercised by 51 Job and the Shares to be issued or disposed of by HoldCo to 51 Job by virtue thereof have all been subscribed for by 51 Job, in accordance with the applicable terms and conditions.”
2.	The first paragraph of Article 2.2 of the Cooperation Agreement shall be amended by deleting the phrase “Percentage Interests” and replacing it with “Funding Percentages.”
3.	Article 2.2(b) of the Cooperation Agreement is hereby replaced in its entirety by the following:
“(b)	51 Job and HoldCo hereby agree as follows:
(i)	On 27 March, 2008, (A) 51 Job shall (X) sell and assign to HoldCo, in the amount of US$1,163,898, all the Bonds issued by HoldCo to 51 Job on 31 August, 2007, pursuant to Section 1(9)(ii) of the “Terms and Conditions of the Issuance of the First Series US$ Unsecured Convertible-Bond-Type Bonds with Stock Acquisition Rights” (dai ikkai beikadate mutanpo tenkanshasai-gata shinkabuyoyakuken-tsuki-shasai hakkou-youkou) attached to the “Subscription Agreement” (hikiuke keiyaku-sho) entered into by 51 Job and HoldCo on 9 August, 2007, and (Y) extend the first tranche of the Loan to HoldCo, in the amount of US$1,163,898 (which shall be equal to forty percent (40%) of CNY 22,000,000 converted at the applicable currency exchange rate), in accordance with the terms and conditions of the Loan/Share Issuance Agreement; and (B) 51 Job shall have a Claim entitling 51 Job to require HoldCo to newly issue or dispose of certain number of Shares (the “First Tranche Shares”) to 51 Job and entitling 51 Job to subscribe for such Shares, in accordance with the terms and conditions of the Loan/Share Issuance Agreement. (a) The sum of the number of First Tranche Shares and the number of Shares which 51 Job may acquire by exercising other Claim(s) held by it (in accordance with the applicable terms and conditions) shall be equal to forty percent (40%) of (b) the total number of all the then issued and outstanding Shares on a Fully Diluted Basis (including the First Tranche Shares), and for such purpose, the number of Shares to be issued to and subscribed for by Recruit hereunder shall be adjusted as necessary and appropriate.

(ii)	No later than 31 August 2008, or such other date as the Parties may otherwise agree in writing, (A) 51 Job shall extend the second tranche of the Loan in US$ equivalent to forty percent (40%) of CNY 20,000,000calculated at the foreign exchange rate at 12 PM between China P/R. and US$ provided by Federal Reserve Bank of New York three(3) Japanese business days before the loan launches , in accordance with the terms and conditions that are substantially the same as those provided under the Loan/Share Issuance Agreement and, simultaneously with the provision of such Loan, (B) 51 Job shall have a Claim entitling 51 Job to require HoldCo to newly issue or dispose of certain additional Shares (the “Second Tranche Shares”) to 51 Job and entitling 51 Job to subscribe for such Shares, in accordance with the terms and conditions that are substantially the same as those provided under the Loan/Share Issuance Agreement. (a) The sum of the number of Second Tranche Shares and the number of Shares which 51 Job may acquire by exercising other Claim(s) held by it (in accordance with the applicable terms and conditions) shall be equal to forty percent (40%) of (b) the total number of all the then issued and outstanding Shares on a Fully Diluted Basis (including the number of the Second Tranche Shares), and for such purpose, the number of Shares to be issued to and subscribed for by Recruit hereunder shall be adjusted as necessary and appropriate.

(iii)	No later than 31 August 2009 or such other date as the Parties may otherwise agree in writing, (A) 51 Job shall extend the third tranche of the Loan in US$ equivalent to forty percent (40%) of CNY 20,000,000 calculated at the foreign exchange rate at 12 PM between China P/R. and US$ provided by Federal

Reserve Bank of New York three(3) Japanese business days before the loan launches , in accordance with the terms and conditions that are substantially the same as those provided under the Loan/Share Issuance Agreement and, simultaneously with the provision of such Loan, (B) 51 Job shall have a Claim entitling 51 Job to require HoldCo to newly issue or dispose of certain additional Shares (the “Third Tranche Shares”) to 51 Job and entitling 51 Job to subscribe for such Shares, in accordance with the terms and conditions that are substantially the same as those provided under the Loan/Share Issuance Agreement. (a) The sum of the number of Third Tranche Shares and the number of Shares which 51 Job may acquire by exercising other Claim(s) held by it (in accordance with the applicable terms and conditions) shall be equal to forty percent (40%) of (b) the total number of all the then issued and outstanding Shares on a Fully Diluted Basis (including the number of the Third Tranche Shares), and for such purpose, the number of Shares to be issued to and subscribed for by Recruit hereunder shall be adjusted as necessary and appropriate.
(iv)	No later than 31 August 2010 or such other date as the Parties may otherwise agree in writing, (A) 51 Job shall extend the fourth tranche of the Loan in US$ equivalent to forty percent (40%) of CNY 20,000,000calculated at the foreign exchange rate at 12 PM between China P/R. and US$ provided by Federal Reserve Bank of New York three(3) Japanese business days before the loan launches , in accordance with the terms and conditions that are substantially the same as those provided under the Loan/Share Issuance Agreement and, simultaneously with the provision of such Loan, (B) 51 Job shall have a Claim entitling 51 Job to require HoldCo to newly issue or dispose of certain additional Shares (the “Fourth Tranche Shares”) to 51 Job and entitling 51 Job to subscribe for such Shares, in accordance with the terms and conditions that are substantially the same as those provided under the Loan/Share Issuance Agreement. (a) The sum of the number of Fourth Tranche Shares and the number of Shares which 51 Job may acquire by exercising other Claim(s) held by it (in accordance with the applicable terms and conditions) shall be equal to forty percent (40%) of (b) the total number of all the then issued and outstanding Shares on a Fully Diluted Basis (including the number of the Fourth Tranche Shares), and for such purpose, the number of Shares to be issued to and subscribed for by Recruit hereunder shall be adjusted as necessary and appropriate.”
4.	Article 2.2(c) of the Cooperation Agreement is hereby replaced in its entirety by the following:
“(c)	The Parties agree that if, notwithstanding their respective subscriptions for Shares and making of Loans as set forth in Articles 2.2(a) and 2.2(b) above, the total funding made available to OpCo shall be less than the amount equivalent to CNY 82,000,000, the Parties shall cause HoldCo to make available to OpCo such financial assistance or security or other credit support to ensure that the total funding made available to OpCo shall be equivalent to CNY 82,000,000.”
5.	Article 2.2(d) of the Cooperation Agreement is hereby replaced in its entirety by the following:
“(d)	Any issuance of Shares by HoldCo or financing extended by 51 Job to HoldCo that will result in the sum of the amount of contribution made for such issuance and the amount of such financing to exceed the amount of CNY 82,000,000 (or its equivalent) shall require the prior written approval of both Parties.”
6.	Article 2.2(e) of the Cooperation Agreement is hereby replaced in its entirety by the following:
“(e)(i)	Except as the Parties may otherwise agree upon in writing, HoldCo may not, following Recruit’s subscriptions for Shares and 51 Job’s making of Loans, as provided for in Articles 2.2(a) and (b) above, issue, dispose of or grant any additional

Shares or any other securities or rights which would entitle the holder thereof to acquire any Shares or other equity interests of HoldCo, except for HoldCo issuing additional Shares and granting an additional Claim to the Parties (the “Additional Issuance/Grant”), in which case HoldCo shall issue to Recruit the following additional number of Shares (the “Additional Shares”) and grant to 51 Job the following additional Claim (the “Additional Claim”):
(1)	To Recruit: Such number of Additional Shares which would be Pro Rata (defined below) to the sum of the number of Additional Shares and the number of Shares which would be issued or disposed of by HoldCo to 51 Job upon 51 Job exercising the Additional Claim.

(2)	To 51 Job: The Additional Claim that would entitle 51 Job to require HoldCo to newly issue or dispose of Shares to 51 Job and entitle 51 Job to subscribe for such Shares. The number of such Shares shall be Pro Rata to the sum of the number of such Shares and the number of Additional Shares.
(ii)	Recruit shall not be obligated to subscribe for the Additional Shares, and 51 Job shall not be obligated to acquire the Additional Claim or extend any additional loan or financing to HoldCo in connection therewith.

(iii)	In the event 51 Job elects to acquire the Additional Claim, 51 Job shall extend to HoldCo a loan or another form of financing (the “Additional Financing”) in the amount that would be Pro Rata to the sum of the amount of Additional Financing and the amount of contribution to be made by Recruit to subscribe for the Additional Shares.

(iv)	For the purpose of this Article 2.2(e), “Pro Rata” means: (A) with respect to Recruit, the proportion of (1) the total number of Shares held by Recruit on a Fully Diluted Basis immediately before the Additional Issuance/Grant to (2) the total number of all the issued and outstanding Shares on a Fully Diluted Basis immediately before the Additional Issuance/Grant, and (B) with respect to 51 Job, the proportion of (1) the number of Shares held by 51 Job on a Fully Diluted Basis (which shall include the number of Shares that 51 Job may acquire by exercising, in accordance with the applicable terms and conditions, the outstanding Claim(s) held by 51 Job) immediately before the Additional Issuance/Grant to (2) the total number of all the issued and outstanding Shares on a Fully Diluted Basis immediately before the Additional Issuance/Grant.”
7.	Article 3.1 of the Cooperation Agreement is hereby replaced in its entirety by the following:

“Subject to the terms and conditions of Article 2.2(e), HoldCo may issue Shares to Recruit and grant a Claim to 51 Job, in order to comply with the requirements of any Governmental Authority or applicable laws, or as may be approved from time to time by the Parties, the Shareholders and the Board in accordance with this Agreement in order to satisfy the funding requirements of OpCo.”

8.	Article 3.2(b) of the Cooperation Agreement shall be amended by deleting the phrase “Percentage Interests” and replacing it with “Funding Percentages.”

9.	Article 4.2(a) of the Cooperation Agreement is hereby replaced in its entirety by the following:
“(a)	Unless otherwise agreed by the Shareholders in accordance with the procedures provided in this Agreement and the Japanese Company Law and agreed by the Parties, the Board shall be comprised of five (5) members. For so long as Recruit holds sixty percent (60%) of the total number of all the issued and outstanding Shares on a Fully Diluted Basis, Recruit shall be entitled to nominate three (3) Directors (each a “Recruit Director”), and for so long as the number of Shares held by 51 Job on a Fully Diluted Basis (which shall include the number of Shares that 51 Job may acquire by exercising, in accordance with the applicable terms and conditions, the outstanding Claim(s) held by 51 Job) is equal to forty percent (40%) of the total number of all the issued and outstanding Shares on a Fully Diluted Basis, 51 Job shall be entitled to nominate two (2) Directors (each a “51 Job Director”).”
10.	Article 4.2(b) of the Cooperation Agreement is hereby replaced in its entirety by the following:
“(b)	In the event of any occurrence that results in Recruit holding less than sixty percent (60%) of the total number of all the issued and outstanding Shares on a Fully Diluted Basis, or in the event that results in the number of Shares held by 51 Job on a Fully Diluted Basis (which shall include the number of Shares that 51 Job may acquire by exercising, in accordance with the applicable terms and conditions, the outstanding Claim(s) held by 51 Job) being less than forty percent (40%) of the total number of all the issued and outstanding Shares on a Fully Diluted Basis, the number of Directors that Recruit or 51 Job, as the case may be, may nominate shall be reduced to the number that corresponds to such Party’s proportionate interest in the total number of all the issued and outstanding Shares on a Fully Diluted Basis after such event, and such Party shall cause the corresponding number of its nominees to the Board to resign as Director(s). In the event of any occurrence that results in Recruit holding more than sixty percent (60%) of the total number of all the issued and outstanding Shares on a Fully Diluted Basis, or in the event that results in the number of Shares held by 51 Job on a Fully Diluted Basis (which shall include the number of Shares that 51 Job may acquire by exercising, in accordance with the applicable terms and conditions, the outstanding Claim(s) held by 51 Job) being more than forty percent (40%) of the total number of all the issued and outstanding Shares on a Fully Diluted Basis, the number of Directors that Recruit or 51 Job, as the case may be, may nominate shall be increased to the number that corresponds to such Party’s proportionate interest in the total number of all the issued and outstanding Shares on a Fully Diluted Basis after such event.”
11.	Article 6 of the Cooperation Agreement is hereby replaced in its entirety by the following:

“Neither Party may Transfer or suffer to exist any lien, pledge or other encumbrance on any of the Shares (or other HoldCo Securities, if any) held by it, or any interest therein, except as otherwise agreed to in writing by the other Party. 51 Job may not Transfer any outstanding Loan or Claim to any third party.”
12.	The second sentence of Article 10.2(c) of the Cooperation Agreement is hereby replaced in its entirety by the following:
“(c)	If the Parties do not agree to a solution by the end of the Negotiation Period, the Parties will proceed with the following procedures: (1) in the case both Parties hold the Shares, the Parties will proceed with the Call or Put Procedure set forth in Article 10.2(e), and except as otherwise provided herein, this Agreement shall remain in full force and effect until, and shall terminate only upon, the completion of such Call or Put Procedure, and (2) in the case either Party holds the Shares but the other Party holds HoldCo Securities other than the Shares (or, if the other Party is 51 Job, Claim(s)) this Agreement shall be terminated on the tenth (10th) day after the end of the Negotiation Period, unless the Party holding such HoldCo Securities (or, if the other Party is 51 Job, Claim(s)) may acquire the Shares through its exercise of right to convert or exchange into, or purchase or subscribe for the Shares during that period (in such case, the procedures stipulated in (1) above shall apply).”
13.	The third sentence of Article 10.2(e) of the Cooperation Agreement is hereby replaced in its entirety by the following:

“In the case both Parties serve their own Put Notice to the other Party in accordance with the provisions hereof, the Party who has the minority equity interest in the HoldCo on a Fully Diluted Basis shall prevail.”

14.	Article 10.4 of the Cooperation Agreement is hereby replaced in its entirety by the following:

“This Agreement shall automatically terminate, with respect to any Party, immediately on the date on which that Party ceases to hold any of the issued and outstanding HoldCo Securities or Claim.”
15.	Item II.1 of Exhibit A (“Reserved Matters”) of the Cooperation Agreement is hereby replaced in its entirety by the following:

“Issuance, disposition, delivery or allotment of Shares (including treasury stocks), stock acquisition rights (shinkabu yoyaku ken), convertible bonds, securities capable of being converted into, exchanged with or used to acquire the foregoing, Claim or any other right to subscribe or acquire any Shares; and”
(Remainder of the page intentionally left blank.)

     IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Amendment on the date and at the place first above written.

Recruit:	[Recruit]
	By:	/s/ Hitoshi Kashiwaki
Name:
Title:

51 Job:	[51 Job]
	By:	/s/ Rick Yan
Name:
Title: